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                                                                    EXHIBIT 10.3

















                    FIRST FARMERS AND MERCHANTS NATIONAL BANK

                               COLUMBIA, TENNESSEE

                      OFFICERS GROUP TERM REPLACEMENT PLAN

                                 OWNER'S MANUAL

                                DECEMBER 18, 1996




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                                  Introduction

Your bank has implemented an executive benefit plan designed by Bank Compensation Strategies Group through David Shoemaker of our regional office in Memphis, Tennessee.

Bank Compensation Strategies Group is a Minneapolis, Minnesota based company. Our business is designing and marketing nonqualified compensation plans and products for executives and directors of banks and other financial institutions. This is our only business and our objective is to provide you with superior advice and service and high quality products. We operate through a network of Executive Benefits Consultants throughout the United States.

We are endorsed and recommended by the American Bankers Association, the Tennessee Bankers Association, as well as 41 additional state banking associations located throughout the United States.

We have prepared this Owner's Manual to provide the following:

         - A plain "English" description of the plan which has been implemented;

         -        Information concerning records you should maintain;

         -        Guidance concerning accounting procedures;

         - A description of the type and frequency of correspondence you should expect to receive; and

         - Names of experienced contact people at our office if you should have any questions.

Please do not hesitate to telephone us if we can be of assistance.






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                              Summary of Your Plan

Group Term Replacement Plan

Your bank has established a group term replacement benefit plan for the following individuals:

===========================================================================================================
            Name of Insured                           Retirement                              Number of
            Amount of Post                              Benefit                               Payments
----------------------------------------------------------------------------------------------------------

Hickman, Waymon                                        $450,000                                  One
===========================================================================================================

In a Group Term Replacement (GTR), the bank applies for and owns a life insurance policy on the life of the executive. The bank is the owner and beneficiary of the-policy. By way of a separate split dollar agreement between the bank and the executive, the policy interests are actually divided between the bank and the employee. The bank owns the policy cash surrender value, including the accumulated policy earnings, and the "windfall" policy death benefits over and above the policy cash surrender value are endorsed to the executive and/or his/her beneficiary. In this situation the risk has been entirely shifted to the insurance company. Since the bank has no promise to the employee, no accruals are required on the bank's books in connection with this type of plan. This plan is used as a supplement to or replacement of group term life insurance which is often made available to all employees as a fringe benefit. A plan which covers a group of executives is often called a "group carve-out" plan because the participants are "carved out" of the group term coverage and insured under Individually underwritten permanent e insurance policies which may be more economical for the employer. me executives who participate in the plan have no direct interest in the life insurance policies which are owned by the bank.

The plan has some advantages to the executives as compared to group term coverage because group coverage over $50,000 per person results in imputed income for the estimated value of the insurance coverage to the executive which is included in his/her W-2 tax form, which results in additional tax liability. Also, group term coverage usually terminates at retirement.

The bank will be required to provide the retired executive with a 1099 tax form which shows the estimated economic value of the split dollar insurance as taxable income. The economic effect of this to the retired executive is to permit him to "buy" the insurance coverage at a substantial discount. If the retiring executive has no need for the insurance coverage, the policy can be surrendered for the cash value or transferred to another executive. By transferring the policy to another executive, additional front-end load charges and surrender charges can be avoided.

Your bank has purchased life insurance on the following individuals in connection with the plan:

======================================================================================================================
                                                                                                      Initial Net
                                                                Policy Owner &       Premium           Insurance
 Name of Insured                Insurer       Policy Number      Beneficiary         Payments           Benefit
----------------------------------------------------------------------------------------------------------------------

Hickman, Waymon               A. Hamilton        10199192           Bank              795,000           450,000
======================================================================================================================

The policies purchased by your bank are a form of flexible payment universal life insurance which is paid for with seven annual payments.

The policy cash value is an earning asset for the bank which earns interest at a rate that is linked to an index of interest rates on U.S. Treasury obligations. The policy interest rate may be adjusted by the insurance company each year. Each month the income is credited to the policy value and the





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insurance mortality cost is charged against the policy value. The policy income typically exceeds the mortality costs and the policy equity value increases each month.

Because of the favorable income tax treatment of life insurance polices, the increase in the policy cash value through interest crediting is not current taxable income to the policy owner, and if held to the death of the insured, the accumulated policy income would be received tax free except for possible alternative minimum taxes.

The insurance policy can be redeemed at any time for the net cash surrender value. However, because of the particular characteristics of the type of insurance policy your bank has purchased, there may be Income tax consequences associated with redeeming the policy prior to death of the insured or borrowing against the policy cash surrender value. Given the nature of a bank's assets, it would appear that access to the policy values for liquidity purposes would be most unlikely in the ordinary course of business. We recommend that you contact us or consult with your tax advisor prior to any cash withdrawals or policy loans.

Should an individual covered by the plan leave the bank's employ, the insurance need not be surrendered. A policy on one individual can be transferred to one or more of the banks other executives for a nominal cost; however, there would be an adjustment to the mortality costs of the policy, depending on the age and insurability of the new insured person. By taking advantage of this feature, the bank can avoid any policy surrender charges. In Revenue Ruling 9-109, the IRS ruled that an exchange of insureds in an insurance policy is a taxable transaction, much the same as if the old policy was actually surrendered and a new policy purchased.

The insurance policies purchased by your bank were issued by high quality, well capitalized insurance companies and you will receive periodic financial data on the insurer to enable you to monitor the insurer's financial condition and performance. In order to minimize credit risk and achieve diversification, the insurance policies purchased by your bank may have been issued by more than one insurance company. In the event that you desire to reduce the banks financial exposure to a particular insurer, an existing policy can be exchanged for a new policy with another insurer on a tax free basis by way of an exchange under
Section 1035 of the Internal Revenue Code, which is similar in concept to an Individual Retirement Account (IRA) roll over. This type of transaction would be subject to the underwriting requirements of the new insurer and there would be additional policy load charges on the new policy.

                              ACCOUNTING GUIDELINES

When your bank made the wire transfer of funds to purchase the insurance policies to commence the plan, we sent a letter to you which provided the initial accounting entries necessary to account for the plan on the bank's books. This section of the manual will provide you with a general discussion of the accounting principles concerning the insurance policies.

Accounting for the Insurance Policies

The accounting rules, Financial Accounting Standard Board Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance, provide that the amount that could be realized under the insurance contract should be reported as an asset.

When your bank wire transferred funds for the purchase of the insurance policies, a cash surrender value asset should have been recorded for the amount of the premium deposit, less the policy load which was written off as an expense. Each month thereafter, the insurance mortality costs should be reported as an expense which reduces the cash surrender value and the policy earnings should be





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recorded as income, which increases the cash surrender value asset. The mortality costs and the policy income are recorded at the end of each month.

At the end of the calendar year, you will receive a year-end statement on each individual insurance policy directly from the insurance company. The annual statement will detail the income and expenses associated with each policy and the year-end cash surrender value. You should use the year-end statements to assure that your books balance to the insurance company's cash value figures. Usually there are minor adjustments that have to be made.

Your policy was purchased from Alexander Hamilton Life. Each July you will receive a letter from that insurance company for each policy. This letter will advise you of any change in the policy interest rate and will contain a forecast of the Income and expenses and policy equity values for the next 12-month period (July to June). You should use the projections to adjust your monthly entries for mortality costs and policy earnings for the next 12 month period.

On each annual anniversary of the insurance policy, you will receive a statement of activity for each policy from the insurance company. This statement can also be used to assure that your records are in balance with the insurance company's records.

                               SUBSIDIARY ACCOUNTS

We recommend that you establish a subsidiary record for each individual insurance policy to assure that your records properly reflect the carrying value of each individual policy and to facilitate balancing your books with the periodic correspondence from the insurance company.

                                SURRENDER CHARGES

The insurance contract contains a surrender charge of approximately 2 percent of the original premium deposit which is imposed at the beginning of year 2 and again at the beginning of year 3. From year 3 through year 10, the total 4 percent surrender charge remains in effect You will not actually incur this charge unless you turn the policy in; however, because the accounting rules (Financial Accounting Standards Board Technical Bulletin No. 854, Accounting for Purchases of Life Insurance) require that insurance be carried on your books at the cash surrender value, we recommend that you record the surrender charges and reduce the cash value on your books in years 2 and 3. This accounting entry on your books does not affect the actual "equity" value of the policy and there is no reduction in the policy income. In the materials and statements from the insurance company, the "surrender value" is me difference between the policy equity value and the surrender charge.

Another way to handle the bookkeeping for the surrender charges is to establish a separate general ledger or subsidiary account to record the surrender charges. Rather than credit the cash surrender value asset account directly to reflect the surrender charges, credit the separate surrender charge account. The credit balance surrender charge account would be carried on the asset side of the balance sheet, and netted out against the cash surrender value asset account similar to the balance sheet handling of the allowance for loan losses account. Since the periodic account statements and projections from the insurance companies reflect gross policy "equity" values, carrying the surrender charges separately should facilitate periodic balancing of the bank's books to the statements from the insurance company.

After year 10, the surrender charges no longer apply and the cash value of the policy will be equal to the equity value of the policy. At this point, your cash surrender value asset account can be increased by the amount of the surrender charge with a corresponding credit to income. Although the accounting guidelines for life insurance policies are as outlined above, many CPAs have taken the position that the surrender charge need not be booked because it is not a material item with respect





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to an institution's overall financial position. Please feel free to consult your independent accountant concerning accounting for the surrender charge or any other accounting matter concerning this plan.

                     INCOME TAXES AND DEFERRED INCOME TAXES

The insurance premiums paid are not tax deductible and the death benefits are received tax free except for possible alternative minimum taxes.

The annual increase in the insurance policy cash surrender value is not included in taxable income unless the insurance policies are cashed in or surrendered. Depending on the date of the policy, a cash distributor or withdrawal from an insurance policy may also result in taxable income.

With respect to alternative minimum taxes, a portion of the annual net increase in the policy cash surrender value will be included in "adjusted current earnings" when calculating alternative minimum taxes. If the alternative minimum tax is greater than the regular income tax, the taxpayer must pay the alternative tax; however, the difference between the alternative tax and the regular tax becomes a minimum tax credit that can be carried forward indefinitely to future years as a tax credit against regular income tax. This discussion of alternative minimum taxes is based on proposed regulations issued by the Internal Revenue Service on May 2, 1990.

With respect to deferred taxes, Statement of Financial Accounting Standards
(SFAS) No. 109, Accounting for Income Taxes, has superseded SFAS No. 96 for fiscal years beginning after December 15, 1992. SFAS 109 does not require a financial institution to recognize a deferred tax liability on the cash surrender value in excess of cost if you expect to hold the life insurance payment policy until the death of the insured and if the receipt of the death benefit is not taxable income under the then current U. S. tax law for the regular tax system. Provided that your tax planning strategy is to hold the policy until the death of the insured and there has been no change in the regular tax law regarding equity values on life insurance policies, there is no need to record deferred taxes on the buildup of cash value within the policy.

                           REGULATORY REPORT TREATMENT

The instructions for the Consolidated Reports of Income and Condition ("Call Reports") indicate with respect to Schedule RC--Balance Sheet, that the cash surrender value of life insurance policies be reported in Other Assets. With respect to Schedule RI--Income Statement, the insurance policy income should be included in "Other non-interest income" Expenses associated with the insurance policies (load, mortality and surrender charges) should be included in "Other non-interest expense."

Documentation and Approval of Your Plan

The purchase of insurance on the lives of the banks executives should have been approved by your banks board of directors or by an appropriate committee thereof.

Accounting for the Benefit Plan

Provided that the SI/DB plan does not continue beyond normal retirement, no accruals are required. If the plan is converted to a split dollar plan at retirement, no accruals are required because the payment obligation has been shifted to the insurance company.







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Regulatory Issues

Bank examiners and the various bank regulatory agencies will expect: that your bank account for the insurance policies consistent with generally accepted accounting principles; that the amounts of insurance purchased is reasonable and justified in your minutes; that you are dealing with a high quality insurance company; that you maintain current financial data on the insurance company(ies) and that the amount of cash surrender value of insurance with any one company is reasonable in relation to your banks capital and reserves. Policies purchased must comply with Banking Circular No. 249, Bank Purchases of Life Insurance, which was issued by the Comptroller of the Currency in 1991. Policies owned which predate the effective date of the circular are not grandfathered. A state bank holding a policy which does not conform to the circular must apply to the FDIC for permission to retain the policy.

Please feel free to refer any questions from bank examiners to us.






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Contact People in our Company

Norm Moody Compliance Supervisor

Bank Compensation Strategies Group
3600 West 80th Street, Suite 200
Minneapolis, MN 55431
612-893-6767








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